Exhibit 99.1

GAP INC. ANNOUNCES CHIEF FINANCIAL OFFICER SABRINA SIMMONS TO DEPART AT END OF FISCAL YEAR

SAN FRANCISCO - November 2, 2016 - Gap Inc. (NYSE: GPS) today announced that executive vice president and chief financial officer Sabrina Simmons will be leaving the company. Simmons will remain with Gap Inc. through the end of the 2016 fiscal year, ensuring a seamless transition over the coming months.

“Throughout her 15 year tenure, Sabrina has been one of our most passionate and respected leaders. She was critical in establishing Gap Inc.’s capital structure framework and maintaining operating discipline across the enterprise, both of which have delivered significant value to our shareholders,” said Art Peck, chief executive officer of Gap Inc.

“Since I assumed the CEO role two years ago, Sabrina has been an instrumental partner in helping the company transition to a new leadership team. With that period of transition behind us, Sabrina and I agreed that this was an appropriate time for a change in the organization and for her to pursue the next chapter in her career. Sabrina and I will work together to ensure an orderly transition in the coming months. Most of all, I am grateful for her partnership and for all that Sabrina has contributed to Gap Inc.,” Peck added.

Simmons said, “I feel very fortunate to have spent a meaningful part of my career at Gap Inc., and I’ll always be grateful to the Fisher family, to my colleagues, and to my team for the opportunities I’ve had with the company.”

Since joining Gap Inc. in 2001, Simmons has progressed through positions of increasing responsibility from vice president and treasurer to executive vice president. Simmons has served as the company’s CFO since late 2007. Most recently, her responsibilities have included all global financial functions, including corporate and brand financial planning and analysis, treasury, risk management, tax, investor relations, controllership, corporate shared service centers, and internal audit, in addition to real estate, loss prevention, and corporate facilities.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, and Intermix brands. Fiscal year 2015 net sales were $15.8 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,300 company-operated stores, about 450 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Tina Romani
(415) 427-5264
Investor_relations@gap.com

Media Relations Contact:
Jennifer Poppers
(415) 427-1729
Press@gap.com